Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Jaguar Health, Inc.

San Francisco, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated May 28, 2021, of our report dated March 31, 2021, relating to the consolidated financial statements of Jaguar Health, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2020.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
May 28, 2021